Exhibit 10.24

SEVERANCE AGREEMENT

This SEVERANCE AGREEMENT (“Agreement”) between GEOVIC MINING CORP. and GEOVIC LTD. (hereafter together “Company”) and DAVID C. BELING (“Executive”) is executed on this 10th day of December 2010. The Company and the Executive are in some places herein referred to individually as a Party and collectively as the Parties.

WHEREAS:

A.	The Company and the Executive executed an EXECUTIVE EMPLOYMENT AGREEMENT effective on January 1, 2008 (“Agreement”). The Agreement automatically renews its rolling two year term and includes provisions for severance as contemplated hereunder;

B.	The Company intends to move most executive offices to the Company’s Denver, CO headquarters office and is in process of replacing the Executive for reasons beyond the Executive’s control;

C.	The Company has offered a severance package under terms set forth below as agreed upon by the Parties; and

D.	The Company has requested and the Executive has agreed to assist with hiring a suitable replacement and effecting a smooth transition of duties.

NOW THEREFORE, IT IS HEREBY AGREED as follows:

1.	The Executive shall work full time at his normal salary with full benefits for 1 month after his replacement starts work or through December 31, 2010, whichever occurs first. Such date shall be deemed the Effective Date of Severance.

2.	Severance Compensation.

(a)	On or before January 15, 2011, the Company shall pay the following cash compensation to Executive or, at Executive’s election or in the event of his death, the trustee named in Executive’s last will and testament or Living Trust, if any, and if none, then the Executive’s estate:

(i)	A lump sum severance of $492,000, which is equal to two (2) years of the minimum base salary on the Effective Date of the Severance.

(ii)	Any annual bonus for 2010 approved by the Compensation Committee of the Board of Directors

(iii)	Company shall not be required to make contributions to the Company’s 401(k) Employee Benefit Plan (“401(k) Plan”) based on the cash severance payment described in subparagraph (i) above, and Executive shall not be entitled to participate in the 401(K) Plan after the Effective Date of Severance, except as described in Section 13 below.

(b)	The Executive shall immediately become one hundred percent (100%) vested with respect to all options to purchase the Company’s capital stock held on the Effective Date of Severance.

3.	All provisions of this Agreement shall comply with all laws, rules and regulations of securities commissions and stock exchanges to which the Company may be subject, or with which it must comply. The Executive and the Company agree to reasonably modify this Agreement in a manner that meets such requirements.

4.	The Executive shall maintain all relevant paper and electronic information obtained from the Company in order to respond to questions and other requests after the Date of Severance. To fulfill such mutual interests, the Executive shall purchase the company’s Sony laptop computer assigned to him at a cost of $1,000 to be paid upon the Effective Date of Severance. All information shall remain confidential pursuant to Article 5 of the Agreement, and Section 8 of the attached General Release.

5.	All applicable federal and state taxes will be withheld by the Company from payments to Executive under this Agreement. For all purposes under this Agreement, Executive is a resident of the State of Colorado.

6.	Any notice to be given under this Agreement must be in writing and must be delivered to the addressee in person or left at the address of the addressee or sent by email to the addressees which in each case is specified in this Section, and marked for the attention of the person so specified, or to such other address for the attention of such other person as the relevant Party may from time to time specify by reasonable and appropriate notice. The details of each Party at the date of this Agreement are:

To the Company:	Geovic Mining Corp.
1200 Seventeenth Street, suite 980
Denver, CO 80202 USA
Facsimile: 303-476-6456
Attention: The Secretary
sshort@geovic.net
jsherborne@geovic.net
aperyam@geovic.net

To the Executive:	DAVID C. BELING
3682 Ridge Drive
Grand Junction, CO 81506 USA
dbeling@bresnan.net
Tel 970-243-5426

7.	Executive Agrees to sign and deliver to the Company a General Release in the form attached hereto on the Effective Date of Severance.

8.	This Agreement shall be governed by and interpreted in accordance with the laws of Colorado, United States and venue for any action relating to or arising out of this Agreement shall be Denver, Colorado, USA. Any dispute concerning this severance agreement shall be resolved by binding arbitration pursuant to rules and proceedings of the American Arbitration Association.

9.	The failure of any party to insist upon the strict performance of any of the terms, conditions or provisions of this Agreement shall not be construed as a waiver of relinquishment of future compliance therewith, and said terms, conditions and provisions shall remain in full force and effect.

10.	The rights and obligations of the Company and Geovic, Ltd. under this Agreement shall inure to the benefit of, and shall be binding upon, their respective successors and assigns.

11.	If any of the provisions of this Agreement shall for any reason be adjudged by any court of competent jurisdiction to be invalid or unenforceable, such judgment shall not affect, impair or invalidate the remainder of this Agreement, but shall be confined to such invalid or unenforceable provision.

12.	This Agreement and the schedules hereto embody the entire understanding between the parties hereto pertaining to the subject matter hereto and supersedes all prior agreements and understandings of the parties in connection therewith.

13.	Company agrees to assist Executive with transfer or rollover of Executive’s account in the 401(k) Plan to Executive’s own separate account upon his request.

14.	The Company and the Executive may enter into an independent consulting agreement in the form and content consistent with the company’s standard consulting agreements but including terms whereby the Company may request from time to time at its sole option to use the Services of Executive’s extensive knowledge of the company, its projects and business endeavors and his own extensive expertise in the mining industry. Any consulting services requested by the company shall not unreasonably impair the Executive from seeking personal or other business pursuits.

The daily rate for such services shall be negotiated if and when such an Agreement is pursued by the Parties. Any consulting thereafter must have written consent by both Parties. Company also agrees to promptly reimburse Executive/Consultant for fees and reasonable expenses incurred during the performance of Service for the Company

Notwithstanding, the Executive agrees to respond within reasonable times to reasonable questions and requests that may help the Company during a three month period after the Effective Date of Severance as defined herein.

IN WITNESS whereof the Parties hereto have executed the Agreement this 10th day of December 2010.

Signed	/s/ JOHN E. SHERBORNE
John E. Sherborne, for and on behalf of
GEOVIC MINING CORP.

Signed	/s/ JOHN E. SHERBORNE
John E. Sherborne, for and on behalf of
GEOVIC LTD.

Signed	/s/ DAVID C. BELING
DAVID C. BELING, Executive

Form of General Release

(Attachment 1)

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